Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, May 1, 2013

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FIRST QUARTER 2013 RESULTS

Highlights:

•	First quarter operating profit increases 7.7% on revenue increase of 2.4%

•	Net income rises to $24.6 million, up 16%

Cleveland, Ohio, May 1, 2013 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced net income of $24.6 million, or $1.47 per diluted share, on revenues of $644.9 million for the first quarter of 2013 compared with net income of $21.2 million, or $1.26 per diluted share, on revenues of $629.5 million for the first quarter of 2012. Operating profit increased to $32.1 million for the first quarter of 2013 from $29.8 million in 2012. Operating profit margins increased to 5.0% from 4.7%.
EBITDA for the first quarter of 2013 and the trailing twelve months ended March 31, 2013, was $40.4 million and $147.2 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 5.
The Company's cash position was $131.1 million as of March 31, 2013. Debt as of March 31, 2013 decreased to $138.8 million from $142.2 million as of December 31, 2012.

Discussion of First Quarter Results
Revenues increased in the first quarter of 2013 compared with the first quarter of 2012 primarily as a result of an increase in unit volumes, the favorable effect of unit price increases implemented in 2012, primarily in the Americas, and an increase in parts sales. An increase in shipments in the Americas and Asia-Pacific was partially offset by fewer shipments in Europe. Unfavorable foreign currency movements mainly attributable to a weakening of the Brazilian real against the U.S. dollar partially offset the increase in revenues.
In the first quarter of 2013, worldwide new unit shipments were 20,756 units compared with shipments of 20,079 units in the first quarter of 2012 and 20,065 units in the fourth quarter of 2012. Worldwide backlog was approximately 27,500 units at March 31, 2013 compared with approximately 22,300 units at March 31, 2012 and approximately 27,300 units at December 31, 2012.
The improvement in net income was driven primarily by improved gross margins as a result of the favorable effect of price increases, mainly in the Americas, and an increase in sales of higher-margin products in all geographic areas. These improvements were partially offset by higher employee-related expenses in the first quarter of 2013, primarily due to increased headcount in marketing and engineering to support the Company's five strategic initiatives and higher incentive compensation estimates. A lower income tax rate mainly attributable to changes in certain U.S. and foreign tax laws and lower interest expense on reduced debt levels also contributed to the increase in net income.

Outlook
The overall global market is expected to grow moderately in 2013 compared with 2012, driven primarily by increased volumes in the Americas, principally as a result of growth in Brazil and Latin America, and moderate growth in Asia-Pacific, Middle East and Africa markets. Europe is expected to continue to decline, mainly as a result of Western Europe macro-economic conditions. In the context of these market conditions and expected increases in market share, the Company anticipates an overall increase in shipments and parts volumes in all markets in 2013 compared with 2012, with the majority of this increase driven by the Americas.
The Company anticipates flat material costs for the 2013 full year, with decreases generally expected during the first half of the year and small increases in the second half. Price increases already implemented are expected to offset the impact of net material cost changes projected through year end. Although commodity costs continued to stabilize in the first three months of 2013, these markets are highly volatile and remain sensitive to changes in the global economy and the Company will continue to monitor economic conditions and the resulting effects on costs to determine the need for future price increases.
The Company expects operating profit in 2013 to be comparable to 2012, with improved operating profit in the first half and fourth quarter of 2013 compared with the prior year somewhat offset by lower operating profits in the third quarter of 2013. An increase in operating expenses, as a result of increases in marketing and employee-related costs put in place over the course of 2012 to support the Company's five strategic initiatives and the full year effect of incremental public company costs the Company will incur as a standalone public entity, is expected to offset the expected increase in gross profit as a result of increased sales volumes. Net income in 2013 is expected to decline compared with 2012 as a result of the absence of the $10.7 million valuation allowance release taken in 2012 and an expected higher effective income tax rate for the 2013 full year, primarily because the Company will record the effect of U.S. state and Australian income taxes in 2013 and future years and income is expected to shift from Europe to the Americas.
Full-year 2013 geographic segment results are expected to improve in the Americas segment, which includes the North America, Latin America and Brazil markets, but decrease significantly in the Europe segment, which includes the Middle East and Africa markets. Within Europe, the anticipated decline in the Western European market and the absence in 2013 of the significant benefit gained in 2012 from currency hedging are expected to contribute to the decline in the Europe segment results. Cash flow before financing activities in 2013 is expected to be significant but decline compared with 2012, as the Company anticipates an increase in capital expenditures in 2013 largely due to building a new plant and the related additional information technology enhancements in Brazil.
Over time, the Company is focused on gaining market share as well as improving margins on new lift truck units, especially in its internal combustion engine business, through the execution of five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a differentiated, full range of product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, (4) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the

Company's dual-brand ownership strategy, and ensuring dealer excellence in all areas of the world, and (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
In order to meet specific application needs of its customer, the Company is focusing on developing utility, standard and premium products. To this end, the Company has development programs underway for its electric-rider, warehouse, internal combustion engine and big truck product lines. The electric-rider lift truck program is designed to bring a full line of newly designed products to market. The Company launched the final model in the electric-rider lift truck program, the 4 to 5 ton cushion tire electric-rider truck, in the Americas during the first quarter of 2013. The Company also expects to introduce a new Reach Truck for the European warehouse industry in the fourth quarter of 2014.
In mid-2011, the Company introduced into certain Latin American markets a new range of UTILEV®_branded lift trucks, which meet the needs of lower-intensity users. This new UTILEV®-branded series of internal combustion engine utility lift trucks was gradually introduced into global markets during 2012, and is expected to continue to gain market position in 2013. The Company currently offers only 1 to 3 ton internal combustion engine UTILEV® lift truck models and one model for both Hyster® and Yale® of the standard internal combustion engine lift truck for medium-duty applications. In 2013, the Company expects to begin to expand the UTILEV® lift truck series. The Company also expects to add more trucks to the standard model series in future years.
All of these new products are expected to improve revenues and enhance operating margins, as well as help increase market share. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets. The Company has begun to launch and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

# # # #

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, May 2, 2013 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0869 (Toll Free) or (617) 213-4854 (International), Passcode: 11511404, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 9, 2013. The online archive of the broadcast will be available on the Hyster-Yale website.

Other Measures
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2013	2012
	(In millions, except per share data)

Revenues	$644.9	$629.5
Cost of sales	535.7	530.5
Gross profit	109.2	99.0
Selling, general and administrative expenses	77.1	69.2
Operating profit	32.1	29.8
Other (income) expense
Interest expense	2.5	3.8
Income from unconsolidated affiliates	(0.9)	(1.0)
Other	(0.2)	0.1
Income before income taxes	30.7	26.9
Income tax provision	6.1	5.7
Net income attributable to stockholders	$24.6	$21.2

Basic earnings per share	$1.47	$1.27

Diluted earnings per share	$1.47	$1.26

Basic weighted average shares outstanding	16.747	16.758
Diluted weighted average shares outstanding	16.780	16.788

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2012	9/30/2012	12/31/2012	3/31/2013	3/31/13 Trailing 12 Months
	(In millions)

Net income attributable to stockholders	$19.5	$24.9	$32.4	$24.6	$101.4
Noncontrolling interest income	—	—	0.1	—	0.1
Income tax provision	2.0	4.2	(4.9)	6.1	7.4
Interest expense	3.4	2.5	2.7	2.5	11.1
Interest income	(0.3)	(0.5)	(0.3)	(0.3)	(1.4)
Depreciation and amortization expense	6.9	6.7	7.5	7.5	28.6
EBITDA*	$31.5	$37.8	$37.5	$40.4	$147.2

(All amounts are subject to annual audit by our independent registered public accounting firm.)

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2013	2012
	(In millions)
Revenues
Americas	$418.5	$395.3
Europe	174.6	181.9
Asia-Pacific	51.8	52.3
Total	$644.9	$629.5

Operating profit
Americas	$24.7	$19.1
Europe	5.7	9.6
Asia-Pacific	1.7	1.1
Total	$32.1	$29.8

Net income attributable to stockholders
Americas	$18.9	$10.9
Europe	4.0	8.9
Asia-Pacific	1.7	1.4
Total	$24.6	$21.2

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2013	2012
	(In millions)
Net cash provided by operating activities	$0.4	$19.1
Net cash used for investing activities	(9.0)	(1.6)
Cash Flow Before Financing Activities	$(8.6)	$17.5

	March 31, 2013
Cash	$131.1
Debt	138.8
Net Debt	$7.7

(All amounts are subject to annual audit by our independent registered public accounting firm.)